UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  1)*

Sonos, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

83570H108
(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 83570H108	13G

1	NAME OF REPORTING PERSONS:
KKR Stream Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
21,845,682

	6	SHARED VOTING POWER:
0

	7	SOLE DISPOSITIVE POWER:
21,845,682

	8	SHARED DISPOSITIVE POWER:
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
21,845,682

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
20.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
OO

CUSIP No. 83570H108	13G

1	NAME OF REPORTING PERSONS:
KKR 2006 Fund L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
21,845,682

	6	SHARED VOTING POWER:
0

	7	SOLE DISPOSITIVE POWER:
21,845,682

	8	SHARED DISPOSITIVE POWER:
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
21,845,682

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
20.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
PN

CUSIP No. 83570H108	13G

1	NAME OF REPORTING PERSONS:
KKR Associates 2006 L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
21,845,682

	6	SHARED VOTING POWER:
0

	7	SOLE DISPOSITIVE POWER:
21,845,682

	8	SHARED DISPOSITIVE POWER:
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
21,845,682

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
20.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
PN

CUSIP No. 83570H108	13G

1	NAME OF REPORTING PERSONS:
KKR 2006 GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
21,845,682

	6	SHARED VOTING POWER:
0

	7	SOLE DISPOSITIVE POWER:
21,845,682

	8	SHARED DISPOSITIVE POWER:
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
21,845,682

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
20.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
OO

CUSIP No. 83570H108	13G

1	NAME OF REPORTING PERSONS:
KKR Group Partnership L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
21,845,682

	6	SHARED VOTING POWER:
0

	7	SOLE DISPOSITIVE POWER:
21,845,682

	8	SHARED DISPOSITIVE POWER:
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
21,845,682

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
20.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
PN

CUSIP No. 83570H108	13G

1	NAME OF REPORTING PERSONS:
KKR Group Holdings Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
21,845,682

	6	SHARED VOTING POWER:
0

	7	SOLE DISPOSITIVE POWER:
21,845,682

	8	SHARED DISPOSITIVE POWER:
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
21,845,682

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
20.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
CO

CUSIP No. 83570H108	13G

1	NAME OF REPORTING PERSONS:
KKR & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
21,845,682

	6	SHARED VOTING POWER:
0

	7	SOLE DISPOSITIVE POWER:
21,845,682

	8	SHARED DISPOSITIVE POWER:
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
21,845,682

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
20.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
CO

CUSIP No. 83570H108	13G

1	NAME OF REPORTING PERSONS:
KKR Management LLP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
21,845,682

	6	SHARED VOTING POWER:
0

	7	SOLE DISPOSITIVE POWER:
21,845,682

	8	SHARED DISPOSITIVE POWER:
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
21,845,682

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
20.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
PN

CUSIP No. 83570H108	13G

1	NAME OF REPORTING PERSONS:
Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
21,845,682

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
21,845,682

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
21,845,682

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
20.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
IN

CUSIP No. 83570H108	13G

1	NAME OF REPORTING PERSONS:
George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER:
0

	6	SHARED VOTING POWER:
21,845,682

	7	SOLE DISPOSITIVE POWER:
0

	8	SHARED DISPOSITIVE POWER:
21,845,682

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
21,845,682

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
20.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):
IN

CUSIP No. 83570H108	13G

EXPLANATORY NOTE

This is Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2019. Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), and as provided in the Joint Filing Agreement filed as Exhibit A to this Statement on Schedule 13G, each of the persons listed below under Item 2 (each a “Reporting Person” and collectively, the “Reporting Persons”), have agreed to file one statement with respect to their ownership of Common Stock, par value $0.001 per share, of Sonos, Inc.

Item 1.

(a).	Name of Issuer

Sonos Inc. (the “Company”)

(b).	Address of Issuer’s Principal Executive Offices:

614 Chapala Street
Santa Barbara, California 93101

Item 2(a).	Name of Person Filing:

KKR Stream Holdings LLC
KKR 2006 Fund L.P.
KKR Associates 2006 LP
KKR 2006 GP LLC
KKR Group Partnership L.P.
KKR Group Holdings Corp.
KKR & Co. Inc.
KKR Management LLP
Henry R. Kravis
George R. Roberts

Item 2(b).	Address of Principal Business Office, or, if none, Residence:

The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025

Item 2(c).	Citizenship

See Item 4 of each cover page.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.001 per share (“Common Stock”)

Item 2(e).	CUSIP Number:

83570H108

Item 3.

Not Applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

KKR Stream Holdings LLC holds 21,845,682 shares of Common Stock, or 20.1% of the outstanding shares of Common Stock based on 108,418,445 shares of Common Stock outstanding as of November 8, 2019 as reported in the Issuer’s Annual Report on Form 10-K filed on November 26, 2019.

Each of KKR 2006 Fund L.P. (as the sole member of KKR Stream Holdings LLC); KKR Associates 2006 L.P. (as the general partner of KKR 2006 Fund L.P.); KKR 2006 GP LLC (as the general partner of KKR Associates 2006 L.P.); KKR Group Partnership L.P. (as the designated member of KKR 2006 GP LLC); KKR Group Holdings Corp. (as the general partner of KKR Group Partnership L.P.); KKR & Co. Inc. (as the sole shareholder of KKR Group Holdings Corp.); KKR Management LLP (as the Class B common stockholder of KKR & Co. Inc.) and Messrs. Kravis and Roberts (as the founding partners of KKR Management LLP) may be deemed to be the beneficial owner of any shares of Common Stock beneficially owned by KKR Stream Holdings LLC, but each disclaims beneficial ownership of such shares.

(b)	Percent of class:

See Item 4(a) above.

(c)	Number of shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See Item 5 of each cover page

(ii)	Shared power to vote or to direct the vote:

See Item 6 of each cover page

(iii)	Sole power to dispose or to direct the disposition of:

See Item 7 of each cover page

(iv)	Shared power to dispose or to direct the disposition of:

See Item 8 of each cover page

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

In connection with an internal reorganization that became effective on January 1, 2020, among other things, (i) KKR Fund Holdings GP Limited, a former general partner of KKR Fund Holdings L.P., was dissolved and therefore is no longer a Reporting Person on this Schedule 13G and (ii) KKR Fund Holdings L.P. was renamed KKR Group Partnership L.P.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than such Reporting Persons and the partners, members, affiliates or shareholders of such Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds, from, the sale of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

CUSIP No. 83570H108	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

KKR STREAM HOLDINGS LLC

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR 2006 FUND L.P.
By: KKR Associates 2006 L.P., its general partner
By: KKR 2006 GP LLC, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR ASSOCIATES 2006 L.P.
By: KKR 2006 GP LLC, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR 2006 GP LLC

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR GROUP PARTNERSHIP L.P.
By: KKR Group Holdings Corp., general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

CUSIP No. 83570H108	13G

KKR GROUP HOLDINGS CORP.

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR & CO. INC.

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR MANAGEMENT LLP

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact

CUSIP No. 83570H108	13G

EXHIBIT LIST

Exhibit A	Joint Filing Agreement, dated as of February 13, 2019 (previously filed with the Schedule 13G filed on February 13, 2019 and incorporated herein by reference).

Exhibit B	Power of Attorneys granted by Henry R. Kravis and George R. Roberts (previously filed with the Schedule 13G filed on February 13, 2019 and incorporated herein by reference)

Exhibit C	Power of Attorney granted by Robert H. Lewin